Exhibit 99.1

Tucows Reports Continuing Strong Financial Results for Second Quarter 2018

TORONTO, August 8, 2018 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the second quarter ended June 30, 2018. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended June 30			6 Months Ended June 30
	2018 (Unaudited)	2017 (Unaudited)	% Change	2018 (Unaudited)	2017 (Unaudited)	% Change
Net revenue	81,087	84,223	-4%	176,882	153,791	15%
Net income	3,608	5,242	-31%	7,352	7,686	-4%
Basic Net earnings per common share	0.34	0.50	-32%	0.69	0.73	-5%
Adjusted EBITDA[1]	11,188	10,374	8%	21,567	16,711	29%
Net cash provided by operating activities	5,754	8,131	-29%	15,327	10,534	46%

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues and Gross Margin

(In Thousands of US Dollars)

	Revenue		Gross Margin
	3 Months ended June 30		3 Months ended June 30
	2018 (Unaudited)	2017 (Unaudited)	2018 (Unaudited)	2017 (Unaudited)
Network Access Services:
Mobile Services	22,411	20,379	10,433	9,677
Other Services	1,895	1,248	605	302
Total Network Access Services	24,306	21,627	11,038	9,979

Domain Services:
Wholesale
Domain Services	42,540	48,550	6,696	6,101
Value Added Services	4,601	5,415	3,853	4,800
Total Wholesale	47,141	53,965	10,549	10,901

Retail	8,477	7,663	4,031	3,115
Portfolio	1,163	968	968	783
Total Domain Services	56,781	62,596	15,548	14,799

Network Expenses:
Network, other costs	-	-	(2,701)	(2,261)
Network, depreciation and amortization costs	-	-	(1,727)	(1,169)
Total Network expenses	-	-	(4,428)	(3,430)

Total revenue/gross margin	81,087	84,223	22,158	21,348

“The second quarter once again saw solid performances from each of our businesses,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “The domains business delivered consistent results outside of the expected in quarter impact of the transfer of 2.65 million very low margin names in the first quarter of this year. Ting Mobile delivered increases in year-over-year revenue and margin as we work towards the next phase of customer growth. Finally, Ting Internet continued its steady progress from network builds and expansions across the footprint to serviceable addresses, to subscriber activations, to dependable recurring monthly revenue.”

Financial Results

Net revenue for the second quarter of 2018 was $81.1 million compared to $84.2 million for the second quarter of 2017, with the decrease due primarily to the bulk transfer of 2.65 million very low margin domain names during the first quarter of 2018, which was partially offset by the continued growth of Ting Mobile.

Net income for the second quarter of 2018 was $3.6 million, or $0.34 per share, down from $5.2 million, or $0.50 per share, for the second quarter of 2017. Net income for the second quarter of 2018 includes acquisition and transaction costs of $0.8 million related to geographic headcount and operational alignments.

Adjusted EBITDA1 for the second quarter of 2018 increased 8% to $11.2 million from $10.4 million for the second quarter of 2017.

Cash and cash equivalents at the end of the second quarter of 2018 was $11.2 million compared with $16.6 million at the end of the first quarter of 2018 and $15.1 million at the end of the second quarter of 2017.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and transitions costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles net income to adjusted EBITDA (dollars in thousands):

	3 months ended June 30		6 months ended June 30
	2018 (unaudited)	2017 (unaudited)	2018 (unaudited)	2017 (unaudited)
Net income for the period	3,608	5,242	7,352	7,686
Depreciation of property and equipment	1,330	879	2,562	1,636
Amortization of intangible assets	2,326	2,063	4,657	3,825
Interest expense, net	951	970	1,847	1,838
Provision for income taxes	1,228	1,083	2,411	958
Stock-based compensation	615	313	1,193	631
Unrealized loss (gain) on change in fair value of forward contracts	46	(20)	43	(38)
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	282	(283)	459	(334)
Acquisition and transition costs*	802	127	1,043	509

Adjusted EBITDA	11,188	10,374	21,567	16,711

*Acquisition and other costs represents transaction-related expenses, transitional expenses, such as duplicative post-acquisition expenses, related to our acquisition of Enom in January 2017. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Conference Call

Beginning this quarter, Tucows is evolving the format of its quarterly conference calls. Concurrent with the dissemination of this news release, management’s pre-recorded remarks discussing the quarter and outlook for the Company have been posted to the Company’s web site at http://www.tucows.com/investors/financials. In lieu of the usual question and answer period on past calls, for the next seven days (until Wednesday, August 15), shareholders and analysts can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions of general interest to the Company’s web site at http://www.tucows.com/investors/financials/ on Wednesday, August 22 at 9:00 a.m. ET. Questions that are more specific will be responded to directly. All questions will receive a response.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) and Enom (http://www.enom.com) manage a combined 24 million domain names and millions of value-added services through a global reseller network of over 38,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectation regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, OpenSRS, Enom and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

Contact:

Lawrence Chamberlain

Loderock Advisors

(416) 519-4196

lawrence.chamberlain@loderockadvisors.com